Exhibit 12

                       PANHANDLE EASTERN PIPE LINE COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)

                                                                    Years Ended December 31,
                                              1998          1997            1996           1995            1994
                                              ----          ----            ----           ----            ----
Earnings Before Income Taxes                  $ 148         $ 128           $ 136          $ 160           $ 194
Fixed Charges                                    86            81              72             42              53
                                              -----         -----           -----          -----           -----
         Total                                $ 234         $ 209           $ 208          $ 202           $ 247
                                              =====         =====           =====          =====           =====

Fixed Charges
     Interest on debt                          $ 82          $ 77            $ 63           $ 37            $ 47
     Interest component of rentals                4             4               9              5               6
                                              -----         -----           -----          -----           -----
         Fixed Charges                         $ 86          $ 81            $ 72           $ 42            $ 53
                                              =====         =====           =====          =====           =====

Ratio of Earnings to Fixed Charges              2.7           2.6             2.9            4.8             4.7